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                           ASSET PURCHASE AGREEMENT


                                 By and Among



                              JOURNEY CORP. .COM,



                              NURIT KAHANE HAASE,




                              JOURNEYCRAFT, INC.


                                      and


                                  XCEED INC.



                                 JULY 31, 2000




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

                            ASSET PURCHASE AGREEMENT

     THIS ASSET PURCHASE AGREEMENT (this "Agreement") is entered into as of this 31st day of July, 2000, by and among Journey Corp. .Com, a New York corporation (the "Purchaser"), Nurit Kahane Haase (the "Shareholder"), Journeycraft, Inc., a New York corporation ("Journeycraft") and its parent company Xceed Inc., a Delaware corporation ("Xceed") (Journeycraft and Xceed are collectively referred to hereinafter as the "Seller").

                                  WITNESSETH:

     WHEREAS, the Seller, under the "Journeycorp" name and/or as a part of the Seller's Journeycorp division, is engaged in operations relating to comprehensive business travel services for corporate clients (the "Business");

     WHEREAS, the Seller desires to sell, assign, transfer and convey to the Purchaser, pursuant to the terms and subject to the conditions set forth in this Agreement, all of the Seller's right, title and interest in and to the assets of the Business, including without limitation, the items set forth in Section 1.1.1 below (the "Assets") and the items set forth in Section 1.2.1 below (the "Assumed Liabilities") related to the Business; and

     WHEREAS, the board of directors of the Seller deem it advisable and in the best interests of the Seller (and its stockholders) that the Seller sell the Assets (the "Asset Purchase") pursuant to the terms of this Agreement and the applicable provisions of the laws of the State of New York and the State of Delaware.

     NOW, THEREFORE, in consideration of the premises and mutual covenants, conditions and agreements contained herein and for such other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, each intending to be legally bound hereby, agree as follows:


                                   ARTICLE I

                     TERMS OF PURCHASE, SALE AND ASSUMPTION

     1.1.1  Purchase and Sale of Assets.  Subject to the terms and conditions
            ---------------------------
set forth herein, the Seller hereby agrees to sell, assign, transfer and convey to the Purchaser, and the Purchaser hereby agrees to purchase, obtain and acquire from the Seller on the closing date (hereinafter referred to as the "Closing Date" and defined in Section 2.1 herein), free and clear of any and all liens, claims and encumbrances, all of the right, title and interest in and to the Assets of the Seller, wherever located, used or held for use by the Seller in connection with the Business and other than those encumbrances arising under the Assumed Liabilities).

          (a) Inventory.  All inventory and physical assets of the Seller used
              ---------
in connection with the Business, including, without limitation, works in process, finished works, goods, office supplies, and other supplies, fixtures, furniture, computer equipment, computer software and any and all other tangible assets and property owned or leased by the Seller and used or held for use in the Business as of the Closing Date;

          (b) Products.  The concept, design and all proprietary knowledge
              --------
relating to all products currently or heretofore produced by the Seller or at any stage of development by the Seller in connection with the Business, and all software products owned, licensed by the Seller in connection with the Business (collectively, the "Products");

          (c) Intellectual Property.  All of the Intellectual Property relating
              ---------------------
to the Business, if any (as described and defined in Section 3.1(i) of this Agreement);

          (d) Proprietary Information. All proprietary information, trade
              -----------------------
secrets, customer, client, mailing, distribution and advertiser lists, confidential information, technology, technological knowledge, know-how, technical information and data and all other rights and documents owned, developed or required for the performance or operation of the Business and all books and records incident thereto, which, however, shall not include any stock books and corporate minute books of the Seller;

          (e) Accounts Receivable.  All accounts receivable of the Seller
              -------------------
relating to the Business (the "Accounts Receivable");

          (f) Records.  All books, records, files, invoices and other similar
              -------
data relating to the Assets or the Business, any and all information contained therein and/or thereon, in any form, including all software and electronic and/or computer storage devices;

          (g) Contract Rights.  All rights, privileges and entitlements of the
              ---------------
Seller under any and all contracts, agreements, understandings, concessions, commitments, licenses, and leases to which the Seller is a party (the "Leases") which relate to the operation of the Business (the "Assigned Contracts");

          (h) Guarantees.  All guarantees, warranties, indemnities and similar
              ----------
rights in favor of the Seller with respect to the Assets;

          (i) Advertising.  All advertising literature, packaging materials
              -----------
(including inserts) and catalogs used in the Business;

          (j) Expenses and Claims.  All prepaid expenses and all rights, claims,
              -------------------
credits, causes of action or rights of set-off of the Seller against third persons relating to the Assets, including without limitation, unliquidated rights under manufacturers' and vendors' warranties;

          (k) Governmental Authorizations.  All approvals, consents, licenses,
              ---------------------------
permits, waivers, certifications, endorsements, qualifications, or other authorizations issued, granted, given, or otherwise made available to the Seller by or under the authority of any local, state, or federal governmental body relating to the Business;

          (l) Miscellaneous Items.  The name "Journeycorp," the goodwill of the
              -------------------
Business and all cash on hand, net credit balances of bank deposits and accounts, including demand time and savings balances with commercial and other depository institutions related to the Business, as of the close of business on July 31, 2000, it being understood by the parties hereto that the Seller experiences approximately a one-week lag in receiving certain ticketing information, therefore any references herein to, and any financial data stated as of, the "close of business" on July 31, 2000, shall not account for transactions that have been executed but not yet reported or consummated as of the close of business on July 31, 2000;

          (m) Space Sharing Arrangement.  Pursuant to the form of Space Sharing
              -------------------------
Arrangement attached hereto as Exhibit 1.1.1(m) (the "Space Sharing Arrangement"), the parties agree to maintain the premises currently leased and used in connection with the Business in New York (the "New York Premises") without making any physical changes to such New York Premises. The Space Sharing Arrangement for the New York Premises shall remain in effect for a period of three (3) years commencing on the date hereof, with an option by the Purchaser to extend such term for an additional five (5) years. In connection with the New York Premises, the Seller, for itself, its successors and assigns, covenants that it shall use its best efforts to: (x) not commit any act or engage in any other conduct that might afford the landlord of the New York Premises any grounds for terminating the lease for the New York Premises dated April 2, 1993 (the "New York Lease"); and (y) not do or commit any act that might imperil the Seller's right to occupation and peaceful enjoyment of the New York Premises until the expiration of the New York Lease on June 30, 2008. The terms "act" and "conduct" in the preceding sentence include omissions and failures to perform any obligations under the New York Lease; and

          (n) Lease Assignments.  The Seller shall assign to the Purchaser the
              -----------------
leases for the premises currently leased in connection with the Business in Chicago and Los Angeles.

     1.1.2  Excluded Assets.  The assets of the Seller that are not to be
            ---------------
transferred pursuant to this Agreement (the "Excluded Assets") are: (a) cash and cash equivalents of the Seller other than the cash and cash equivalents set forth in Section 1.1(l) herein; (b) any and all assets of the Seller, of every kind and description, which are not described in Section 1.1.1 or in the schedules thereto; (c) any assets of the Seller or its affiliates that are not used or held for use in the Business; and (d) any assets of the Seller that are utilized by the Seller in an overall corporate or administrative manner in connection with the totality of the Seller's operations.

     1.2.1  Assumption of Obligations and Liabilities.  Subject to the terms and
            -----------------------------------------
conditions hereinafter set forth, except as may be specifically set forth hereinafter, including in the schedules made a part of this Agreement, the Purchaser shall assume the following liabilities of the Seller with respect to the Business:

     (a) all liabilities and obligations of the Seller arising after the Closing with respect to the real property leases (including subleases) set forth on
Schedule 3.1(f) hereto;

     (b) all liabilities and obligations of the Seller arising after the Closing with respect to the contracts, commitments and agreements set forth on Schedule 3.1(m) hereto;

     (c) as set forth on Schedule 1.2.1(c) hereto, all liabilities and obligations as of the Closing with respect to the accounts payable relating to the Business (the "Accounts Payable"), and accrued payroll taxes, accrued vacation pay, accrued sick pay and other accrued expenses of the Seller as of the close of business on July 31, 2000, with respect to the Business that were accrued in the ordinary course of business and paid consistent with past practices; and

     (d) all other liabilities and obligations, of every kind and description, arising after the Closing with respect to the Business or the Assets.

     1.3.1  Purchase Price.  In consideration of and in exchange for the
            --------------
Seller's sale, assignment, transfer and conveyance of the Assets, the Purchaser hereby agrees to pay to the Seller, the purchase price (the "Purchase Price") as hereinafter provided.

          (a) Quarterly Payments. Subject to Section 1.3.2 herein and pursuant
              ------------------
to a promissory note (the "Promissory Note") substantially in the form attached hereto as Exhibit 1.3.1(a), the Purchaser shall pay to the Seller an aggregate of Seven Hundred Four Thousand Dollars ($704,000) in cash (or by cashier's or certified check or electronic wire transfer of immediately available funds) in twelve (12) equal quarterly payments of Fifty Eight Thousand Six Hundred Sixty Six Dollars and Sixty Seven Cents ($58,666.67) commencing on October 31, 2000 (the "Quarterly Payments").

     1.3.2  Barter Arrangement.
            ------------------

          (a) Travel Arrangements.  The Seller shall use its best efforts to
              -------------------
make substantially all of its business transportation and related travel arrangements, including all air and ground transportation and hotel arrangements (the "Purchaser's Travel Services") for the Seller's offices located in the United States with the Purchaser for a period of three (3) years commencing on the date hereof (the "Exclusivity Period"); provided, however, that in the
                                            --------  -------
event: (i) the Purchaser fails to provide the Purchaser's Travel Services to the Seller at the reasonable level of quality such services were provided prior to the Closing and such failure continues for a period of thirty (30) days after the Seller notifies the Purchaser of such failure in writing, which writing shall specifically set forth the nature of such failure; (ii) either the Purchaser or the Seller terminate their existence, dissolve or become insolvent; or (iii) the Purchaser combines, consolidates or merges with or into, transfers all or substantially all of its assets to, or enters into a partnership or joint venture with, another corporation or other entity, or effects any other kind of corporate combination, not including strategic alliances or other business affiliations that do not affect the control of the Purchaser, the Seller, at its sole and absolute discretion, may choose to no longer be subject to the provisions of this Section 1.3.2(a), which option shall be effective immediately upon receipt by the Purchaser of notification of its exercise, and the Purchaser shall continue to be subject to the terms of the Promissory Note with regard to the payment of the Quarterly Payments; provided, further, that in the event the
                                       --------  -------
Seller combines, consolidates or merges with or into, transfers all or substantially all of its assets to, or enters into a partnership or joint venture with, another corporation or other entity, or effects any other kind of corporate combination, which affects the control of the Seller, the successor-in-interest of such a business combination shall not be bound by the provisions of this Section 1.3.2 hereof, provided that the Seller's division of such
                              -------- ----
successor-in-interest which carries on the Seller's former busines shall continue to be bound by the provisions of this Section 1.3.2 hereof. (Subsections 1.3.2(a)(ii) and (iii) shall hereinafter be referred to as a "Business Combination").

          (b)  Offset of Quarterly Payments.
               ----------------------------

               (i) Airline Tickets. Each time the Seller obtains a ticket for
                   ---------------
air travel from the Purchaser, which ticket the Purchaser receives at no charge (each a "Free Airline Ticket"): (x) the Seller shall not be charged a fee for such Free Airline Ticket; and (y) the Quarterly Payment due shall be reduced by an amount equal to sixty percent (60%) of the full

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value of each Free Airline Ticket (including all taxes and applicable charges), if any, received by the Seller during that same quarter (the "Quarterly Ticket Deduction").

            (ii) Airline Upgrades. Each time the Seller obtains an upgrade for
                 ----------------
air travel from the Purchaser, which upgrade the Purchaser receives at no charge (each a "Free Upgrade"): (x) the Seller shall not be charged a fee for such Free Upgrade; and (y) the Quarterly Payment due shall be reduced by an amount equal to forty percent (40%) of the full value of each Free Upgrade (including all taxes and applicable charges), if any, received by the Seller during that same quarter (the "Quarterly Upgrade Deduction").

            (iii)  Limitations on Deductions.  Each Quarterly Payment shall only
                   -------------------------
be reduced: (x) by the total Quarterly Ticket Deduction and total Quarterly Upgrade Deduction accrued during the quarter applicable to such Quarterly Payment (the "Total Quarterly Deduction"); and (ii) up to the amount of the Quarterly Payment. In the event the Total Quarterly Deduction for a particular quarter does not exceed a Quarterly Payment of Fifty Eight Thousand Six Hundred Sixty Six Dollars and Sixty Seven Cents ($58,666.67), the Purchaser shall pay the difference between the Quarterly Payment and the Total Quarterly Deduction in accordance with the Promissory Note.

     1.3.3  Future Sale of Assets by the Purchaser.  In the event the Purchaser
            --------------------------------------
enters into a Business Combination with a third party in which the closing date of such Business Combination occurs within three (3) years of the date hereof:
(i) repayment of the principal and interest under the Promissory Note shall be accelerated pursuant to the terms of the Promissory Note; and (ii) the Purchaser and the Seller shall each receive fifty percent (50%) of that portion of the proceeds from such Business Combination which exceeds Seven Hundred Four Thousand Dollars ($704,000); provided, however, that if the Purchaser, in bad
                             --------  -------
faith, unduly delays the closing date of such Business Combination in an effort to avoid the effects of this Section 1.3.3, the closing date of such Business Combination shall be deemed to have occurred within three (3) years of the date hereof regardless of the actual closing date.


                                   ARTICLE II

                                    CLOSING

     2.1  Closing.   Subject to the terms and conditions set forth herein, the
          -------
closing (the "Closing") of the Asset Purchase shall take place on July 31, 2000 at the law offices of Akin, Gump, Strauss, Hauer & Feld, L.L.P. in New York, New York, simultaneously with the execution of this Agreement, or at such other place, time and date as the parties hereto may agree (the "Closing Date").

     2.2  Delivery of Instruments.  On or prior to the Closing Date, the Seller
          -----------------------
shall execute and deliver to the Purchaser such bills of sale, assignments, endorsements, and other instruments and documents reasonably satisfactory in form and substance to the Purchaser and its counsel as shall be effective to vest in the Purchaser on the Closing Date good and marketable title to the Assets (or, as to the Property, as hereinafter defined, and Leases, good and valid leasehold interests therein), free and clear of any and all adverse claims, mortgages, pledges, liens, charges, security interests or other rights, interests or encumbrances, other than those which constitute

Assumed Liabilities. All such instruments of transfer and any other agreement, certificate or other document delivered by the Seller, the Purchaser or their respective representatives in connection with this Agreement or consummation of the transactions contemplated hereby may be hereinafter referred to as the "Ancillary Documents."

  2.3  Use of Name.  Immediately after the Closing, the Seller shall cease using
       -----------
the name "Journeycorp" and any variants thereof except as required to identify the prior name of the Seller's travel services division.

  2.4  Notices of Sale.  The Seller shall prepare and mail, with copies to the
       ---------------
Purchaser, on or prior to the Closing Date, such notices to and requests for the consent (where required) of the other party under each of the Assigned Contracts, including the Leases, and any other agreements assigned by the Seller as are necessary or may be reasonably required by the Purchaser. Such notice shall advise such other party that the subject agreements have been assigned to the Purchaser and shall direct such other party to send to the Purchaser all future notices and correspondence relating to such agreements. The Seller shall execute and deliver on a timely basis to all appropriate federal, state and local governments or governmental entities, with a copy to the Purchaser, all notices, assignments or transfers of rights, reports, and other authorizations or documentation as may be necessary to assure the continued effectiveness and transfer to the Purchaser of all existing permits, approvals, licenses, and authorizations in effect with respect to operation of the Business and the Assets in compliance with applicable law and regulations.

  2.5  Bulk Sales Requirements.  The Seller shall have complied with all of the
       -----------------------
bulk sales requirements applicable to the transfer of the Assets as contemplated hereby in each and every state in which the Seller's ownership of the Assets or conduct of the Business renders the Seller subject to the same, except where failure to do so will not have a material adverse effect on the Assets or the Business.


                                  ARTICLE III

                         REPRESENTATIONS AND WARRANTIES

     3.1  Representations and Warranties of the Seller. The Seller represents
          --------------------------------------------
and warrants to the Purchaser as follows:

          (a) Authorization. The execution, delivery and performance of this
              -------------
Agreement and consummation of the transactions contemplated hereby have been duly authorized, adopted and approved by the board of directors of the Seller. The Seller has taken all necessary corporate action and has all of the necessary corporate power to enter into this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the officers of the Seller on behalf of the Seller and, assuming that this Agreement is the valid and binding obligation of the Purchaser and the Shareholder, is the valid and binding obligation of the Seller, enforceable against it in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect, or by legal or equitable principles, relating to or limiting creditors' rights generally and except that the remedy of specific performance and injunctive and other forms of equitable relief are subject to certain equitable defenses and to the discretion of the arbitral tribunal or court before which any proceeding therefor may be brought.

          (b) Organization. Journeycraft is a corporation duly organized,
              ------------
validly existing and in good standing under the laws of the State of New York and is a wholly owned subsidiary of Xceed, which is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Seller has the corporate power and authority to own and lease its properties and assets, and to carry on its business as it is now being conducted. The Seller is duly qualified to do business as a foreign corporation in each jurisdiction where it owns or leases real property or conducts business, except where the failure to be so qualified would not have a material adverse effect on the business, operations, earnings, prospects, assets or condition (financial or otherwise) of the Seller.

          (c) Capitalization. The authorized capital stock of: (i) Journeycraft
              --------------
as of the date hereof consists of 200 shares of common stock, no par value (all of which are owned by Xceed); and (ii) Xceed as of the date hereof consists of 100,000,000 shares of common stock, par value $.01 per share (the "Common Stock") (of which 23,794,396 shares are issued and outstanding as of the date hereof) and 1,000,000 shares of preferred stock, par value $.05 per share (of
which 30,000 shares are issued and outstanding as of the date hereof).   The
outstanding shares of Common Stock have been duly authorized and validly issued and are fully paid and nonassessable.

          (d) Financial Statements. The Seller: (i) has heretofore delivered to
              --------------------
the Purchaser unaudited financial statements relating to the Business as of May 31, 2000; and (ii) shall deliver to the Purchaser on the Closing Date interim statements of Accounts Receivable, Accounts Payable and cash position relating to the Business for the period commencing June 1, 2000 and ending on the close of business on July 31, 2000 (collectively, the "Financial Statements"). The Financial Statements present fairly and accurately, in all material respects, the financial position of the Seller with respect to the Business as of the respective dates indicated and the results of operations and cash flows of the Seller with respect to the Business for the respective periods indicated in conformity with generally accepted accounting principles applied on a consistent basis.

          (e) Owned Real Property. The Seller does not own (of record or
              -------------------
beneficially), nor does it have any interest in, any real property other than the leased real property set forth below.

          (f) Leased Real Property; Tenancies. Set forth on Schedule 3.1(f)
              -------------------------------
hereto is a true, correct and complete list of all of the Leases (including subleases) with respect to property leased by the Seller as lessee and used in the conduct of the Business or otherwise (the "Property"). The Seller has delivered to the Purchaser true, correct and complete copies of each of the Leases. Neither the Seller nor, to the Seller's knowledge, any third party is in default under any of the Leases.

          (g) Title. The Seller: (i) holds a valid and enforceable leasehold
              -----
interest in the Property; and (ii) owns good and marketable title to all of the Assets. To the best knowledge of the Seller, except for the space sharing arrangement between the Seller and the Purchaser, the

Property is leased free of all adverse claims, liens, mortgages, charges, security interests, encumbrances and other restrictions or limitations of any kind whatsoever, except: (A) as stated in the Financial Statements (including the notes thereto); (B) for liens for taxes or assessments not yet due and payable or which are being contested by the Seller in good faith (of which the Purchaser has been notified); (C) for minor liens imposed by law for sums not yet due or which are being contested by the Seller in good faith (of which the Purchaser has been notified) and (D) for imperfections of title, adverse claims, charges, restrictions, limitations, encumbrances, liens or security interests that are minor and which do not detract from the value of the Property subject thereto or which do not impair the operations of the Business or the Seller or affect the present use of the Property. There is no condemnation or eminent domain proceeding pending or, to the Seller's knowledge, threatened against the Property (or any part thereof). The Seller has not made any commitments or received any notice, oral or written, from any public authority or other entity with respect to the taking or use of the Property (or any part thereof), whether temporarily or permanently, for easements, rights-of-way or other public or quasi-public purposes or for any other purpose whatsoever nor is there any proceeding pending or, to the Seller's knowledge, threatened which could adversely affect the zoning classification relating to such property or its use by the Seller as of the date hereof. The Assets are owned free and clear of all adverse claims, liens, mortgages, charges, security interests, encumbrances and other restrictions or limitations of any kind whatsoever, except: (A) as stated in the Financial Statements (including the notes thereto); (B) for liens for taxes or assessments not yet due and payable or which are being contested by the Seller in good faith (of which the Purchaser has been notified); (C) for minor liens imposed by law for sums not yet due or which are being contested by the Seller in good faith (of which the Purchaser has been notified); and (D) for imperfections of title, adverse claims, charges, restrictions, limitations, encumbrances, liens or security interests that are minor and which do not detract in any material respect from the value of any of the Assets or which do not impair the operations of the Business or the Seller in any material respect or affect the present use of the Assets in any material respect. The Seller has not made any commitments or received any notice, oral or written, from any public authority or other entity with respect to the taking or use of any of the Assets, whether temporarily or permanently, for any purpose whatsoever, nor is there any proceeding pending or, to the Seller's knowledge, threatened which could adversely affect any Asset.

          (h) Condition of Assets.  The Leases and all other documents and
              -------------------
agreements pursuant to which the Seller has obtained a right with respect to the Property and Assets, are valid and enforceable in all respects in accordance with their respective terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect, or by legal or equitable principles, relating to or limiting creditors' rights generally and except that the remedy of specific performance and injunctive and other forms of equitable relief are subject to certain equitable defenses and to the discretion of the court before which any proceeding therefor may be brought. All licenses, permits and authorizations related to the location or operation of the Business are in good standing and are valid and enforceable in all respects in accordance with their respective terms. Except as set forth on Schedule 3.1(h) hereto, the Seller possesses all licenses, certificates of occupancy, permits and authorizations required to be obtained by the Seller with respect to the Seller's operation and maintenance of the Property or Assets for all uses for which such property is or assets are operated or used by the Seller as of the date hereof, except where the failure to do so would not have a material adverse effect on the Business, Assets, operations, earnings, prospects or condition (financial or otherwise) of the Seller. All of the Property and Assets

(whether owned or leased by the Seller) of the Seller are in good operating condition and repair, subject to normal wear and use and each such item is usable in a manner consistent with current use by the Seller.

         (i)  Intellectual Property.
              ----------------------

               (i) To the knowledge of the Seller, there are no registered and unregistered domain names, registered and unregistered trademarks, service marks nor trade names (including any applications for the same), trade secrets, registered and unregistered copyrights, and computer programs and software (whether or not protected by patent, copyright or otherwise) which are owned by, licensed by, used in or are material to the Business (the "Intellectual Property").

               (ii) To the knowledge of the Seller, the Seller has not committed any acts of unfair competition or directly, indirectly, contributorily or by inducement, infringed upon any patent, trademark, service mark, trade name, copyright, computer program or software, or any other intellectual property, nor has the Seller misappropriated any of the foregoing from any other person or entity or received from any other person or entity any notice, charge, claim or other assertion with respect thereto.

          (j) Accounts Receivable. Schedule 3.1(j) hereto sets forth a true,
              -------------------
correct and complete list of the Accounts Receivable as of May 31, 2000, which shall be supplemented by an interim statement of Accounts Receivable and cash position relating to the Business for the period commencing June 1, 2000 through the close of business on July 31, 2000. The Accounts Receivable and statement of cash position are valid, arose out of bona fide transactions in the ordinary course of business, and are the valid and binding obligations of and are enforceable against the respective account debtors thereunder, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect. There is no contest, claim or right of set-off contained in any written agreement with any account debtor relating to the amount or validity of any Account Receivable.

          (k) Accounts Payable. Schedule 3.1(k) hereto sets forth a true,
              ----------------
correct and complete list of the Accounts Payable as of May 31, 2000, which shall be supplemented by an interim statement of Accounts Payable and cash position for the period commencing June 1, 2000 through the close of business on July 31, 2000.

          (l) Absence of Certain Changes or Events. Except as expressly set
              ------------------------------------
forth in this Agreement, the Seller has not, since May 31, 2000:

               (i) entered into any material transaction in any way inconsistent with the past practices of the Business or conducted the Business in any manner inconsistent with its past practices;

               (ii) incurred any damage, destruction or any other loss to any of its Property or Assets in an aggregate amount exceeding Fifty Thousand Dollars ($50,000) whether or not covered by insurance;

               (iii) modified, amended or altered any contractual arrangement relating to the Business with any client, dealer or supplier, the modification, amendment or alteration of which, alone or in the aggregate, could have a material adverse effect on the Business, Assets, operations, earnings, prospects or condition (financial or otherwise) of the Seller;

               (iv) incurred any material liability or obligation (absolute or contingent) or made any material expenditure relating to the Business other than in the ordinary course of business;

               (v) experienced any material adverse change in the Business, Assets, operations, earnings, prospects or condition (financial or otherwise) of the Seller or experienced or have knowledge of any event which could have a material adverse effect on the Business, Assets, operations, earnings, prospects or condition (financial or otherwise) of the Seller;

               (vi) granted, conveyed, transferred, assigned or made any sale of Accounts Receivable or any accrual of liabilities outside of the ordinary course of business;

               (vii) granted, conveyed, transferred, assigned or made any sale of any material interest in the Intellectual Property;

               (viii) purchased, disposed of or contracted to purchase or dispose of, or granted or received an option or any other right to purchase or sell, any of the Property or the Assets, except in the ordinary course of business; and

               (ix) other than in the ordinary course of business, obligated the Business or entered into any other arrangement resulting in the Business to incur a material liability or debt, which is in any way inconsistent with the past practices of the Business.

          (m) Agreements. Set forth on Schedule 3.1(m) hereto is a true, correct
              ----------
and complete list of all of the Assigned Contracts, which are all contracts, agreements and other instruments related to operation of the Business. Copies of all such contracts, agreements and other instruments have heretofore been delivered or made available by the Seller to the Purchaser. Other than as set forth on Schedule 3.1(m) and 3.1(f), there is no contract, agreement or other instrument to which the Seller is a party, which affects the Business or the Assets.

          To the knowledge of the Seller, each Assigned Contract is enforceable, in accordance with its terms, against all other parties thereto, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect, or by legal or equitable principles, relating to or limiting creditors' rights generally and except that the remedy of specific performance and injunctive and other forms of equitable relief are subject to certain equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

          (n) Non-Contravention; Consents. Except as set forth on Schedule
              ---------------------------
3.1(n) hereto, neither the execution and delivery of this Agreement by the Seller, nor consummation of the transactions contemplated hereby, does or will:
(i) violate or conflict with any provision of the certificate of incorporation or the bylaws of the Seller; (ii) violate or, with the passage of time, result in the violation of any provision of, or result in the acceleration of, or entitle any party to accelerate any obligation under, or result in the creation or imposition of any lien, charge, pledge, security interest or other encumbrance upon any of the Property or Assets pursuant to any provision of any mortgage, lien, lease, agreement, permit, indenture, license, instrument, law, order, arbitration award, judgment or decree to which the Seller is a party or by which they or the Property or Assets are bound, the effect of which violation, acceleration, creation or imposition could have a material adverse effect on the Business, Assets, operations, earnings, prospects or (financial or otherwise) of the Seller; (iii) violate or conflict with any other restriction of any kind whatsoever to which the Seller is subject or by which any of their properties or assets (including the Property and the Assets) may be bound, the effect of any of which violation or conflict could have a material adverse effect on the Business, Assets, operations, earnings, prospects or (financial or otherwise) of the Seller; or (iv) constitute an event permitting termination by a third party of any agreement to which the Seller is a party or is subject, which termination could have a material adverse effect on the Business, Assets, operations, earnings, prospects or condition (financial or otherwise) of the Seller. The parties hereto agree that: (x) because of her relationship with the parties to the Assigned Contracts, the Shareholder is most appropriately positioned to obtain any and all consents required by the Assigned Contracts prior to the assignment of such Assigned Contracts to the Purchaser (the "Required Consents"); and (y) it shall be the full and sole responsibility of the Shareholder to obtain the Required Consents on behalf of the Seller prior to the Closing Date. The Purchaser and the Shareholder hereby release the Seller from any and all liability resulting from the failure of the Shareholder to obtain the Required Consents as required by the applicable Assigned Contracts.

          (o) Employee Benefit Plans. Schedule 3.1(o) hereto sets forth a true,
              ----------------------
correct and complete list of all "employee benefit plans" as such term is defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") (the "Benefit Plans") covering those employees of the Seller related to the Business (the "Employees"). To the Seller's knowledge, each Benefit Plan is in compliance in all material respects with all applicable provisions of law, including ERISA and the Internal Revenue Code of 1986, as amended (the "Code"). There are no pending or, to the Seller's knowledge, threatened claims against any Benefit Plan (except for claims for benefits payable in the normal operation of the Benefit Plans) that could give rise to any material liability to the Seller. All material reports, notices and returns required to be filed with any governmental agency or provided to any person or entity with respect to the Benefit Plans have been timely filed. The Seller has never had and does not now have any Benefit Plan that is an employee pension plan (as defined in Section 3(2) of ERISA) nor does the Seller contribute to any multiemployer pension or multiemployer welfare benefit plan (within the meaning of Section 3(37) of ERISA).

          (p) Labor Relations. There are no agreements with or pending petitions
              ---------------
for recognition of any labor union or association as the exclusive bargaining agent for any of the Employees and no such petition has been pending at any time during the two years prior to the date hereof. To the Seller's knowledge, there has not been any organizing effort by any union or other group seeking to represent any Employees as its exclusive bargaining agent at any time during the two years prior to the date hereof. There are no labor strikes, work stoppages or other labor disputes now pending or threatened against the Seller, nor has there been any such labor strike, work stoppage or other labor dispute or grievance at any time during the two (2) years prior to the date hereof.

          (q) Insurance. Schedule 3.1(q) hereto sets forth a true, correct and
              ---------
complete list of all insurance policies or binders of insurance or programs of self-insurance which relate to the Business as of the date hereof. The coverage under each such policy and binder is in full force and effect. The Seller has no knowledge of nor has the Seller received any notice of cancellation, termination, nonrenewal or disallowance of any claim thereunder or with respect thereto. The Seller has no knowledge of any claim against the Seller relating to its business, assets, properties or operations which could increase the insurance premiums payable by the Seller under such policy or binder in excess of normal increases consistent with industry practices.

          (r) Tax Matters.  The Seller has filed when due and will file if and
              -----------
when due prior to the Closing Date (after giving effect to any extensions granted by the requisite legal or regulatory authority) all returns, reports, elections, estimates, declarations, schedules, forms and other documents ("Tax Returns") relating to taxes required to be filed by the Code or by any applicable federal, state, county, municipal, local, foreign or other laws, including, without limitation, consolidated, combined or unitary returns, for any taxable period ending prior to or on the Closing Date (the "Pre-Closing Tax Period"). The taxable year of the Seller for federal and state income and business tax purposes currently ends on August 31 of each year. There are no suits, actions, proceedings, claims or investigations now pending against the Seller with respect to any taxes. The Seller has withheld or collected from each payment made to each of its Employees, consultants, contractors and other payees related to the Business, the amount of all taxes (including, but not limited to, federal income taxes, state and local income and wage taxes, payroll taxes, workers' compensation and unemployment taxes) required to be withheld or collected therefrom for all Pre-Closing Tax Periods and the Seller has timely paid or accrued and reported the same in respect of its Employees, consultants, contractors and other payees related to the Business to the proper tax receiving offices. The Seller does not have any liability for any taxes of any nature whatsoever other than as shown on the Financial Statements (except for liabilities for taxes accruing after the date of such balance sheet in the ordinary course of business) and the Seller is not aware of any basis for any additional liabilities for taxes for any Pre-Closing Tax Period.

          The term "taxes" or "tax" as used in this section or referred to elsewhere in this Agreement shall mean all taxes, charges, fees, levies, penalties, or other assessments, including without limitation, income, capital gain, profit, gross receipts, ad valorem, excise, property, payroll, withholding, employment, severance, social security, workers' compensation, occupation, premium, customs duties, windfall profits, sales, use, and franchise taxes, imposed by the United States, or any state, county, local or foreign government or any subdivision or agency thereof, and including any interest, penalties or additions attributable thereto.

          (s) Compliance with Applicable Law. The Seller has been and is in
              ------------------------------
compliance with all foreign, federal, state and local laws, statutes, ordinances, rules and regulations applicable to the Business, except where the failure to comply with which would not materially adversely affect the Business, Assets, operations, earnings, prospects or condition (financial or otherwise) of the Company. The Seller has complied with the rules and regulations of all governmental agencies having authority over the Business and operations of the Seller, including without limitation, agencies concerned with intra-state and interstate commerce, occupational safety and employment practices, except where the failure to comply would not have a material adverse effect on the Business, Assets, operations, earnings, prospects or condition (financial or otherwise) of the Seller. The Seller has no knowledge of or received any notice of violation of any such rule or regulation during the two (2) years prior to the date hereof which could result in any liability for penalties or damages or which could subject the Seller to any injunction or government writ, order or decree. To the knowledge of the Seller, there are no facts, events or conditions that could interfere with, prevent continued compliance with, or give rise to any liability under any foreign, federal, state or local governmental laws, statutes, ordinances or regulations applicable to the Business, Assets, operations, earnings, prospects or condition (financial or otherwise) of the Seller, except where the failure to do so would not have a material adverse effect on the Business, Assets, operations, earnings, prospects or condition (financial or otherwise) of the Seller.

          (t) Litigation. Except as set forth on Schedule 3.1(t) hereto, there
              ----------
is no action, suit, proceeding or investigation pending or, to the Seller's knowledge, threatened, which could restrict the Seller's ability to perform its respective obligations hereunder or could have a material adverse effect on the Business, Assets, operations, earnings, prospects or condition (financial or otherwise) of the Seller. The Seller is not in default in respect of any judgment, order, writ, injunction or decree of any court or any federal, state, local or other governmental agency, authority, body, board, bureau, commission, department or instrumentality which could have a material adverse effect on the Business, Assets, operations, earnings, prospects or condition (financial or otherwise) of the Seller.

          (u) Permits. The Seller holds all permits, licenses, orders and
              -------
approvals of all federal, state or local governmental or regulatory authorities, agencies or bodies required for the conduct and operation of the Business as currently conducted, except where the failure to do so would not have a material adverse effect on the Business, Assets, operations, earnings, prospects or condition (financial or otherwise) of the Seller. All such permits, licenses, orders, and approvals are in full force and effect and no suspension, termination or revocation of any of the foregoing is threatened. None of such permits, licenses, orders or approvals will be materially adversely affected by consummation of the transactions contemplated by this Agreement. The Seller has no knowledge of nor has it received any notice of violation of any of such rules or regulations during the two (2) years prior to the date hereof which would result in any liability of the Seller for penalties or damages or which would subject the Seller to any injunction or governmental writ, order or decree.

          (v) Warranties. Except as required or implied by federal or state law
              ----------
or as otherwise disclosed on Schedule 3.1(v) hereto, the Seller has not made, extended or otherwise represented that it would provide any express warranty with respect to the products or services sold, distributed or leased to its clients or customers.

          (w) Loans to or from Affiliates. Except as set forth on Schedule
              ---------------------------
3.1(w) hereto, there exist no outstanding loans by the Seller to any current or former executives, Employees, consultants or directors (past or present) or any affiliate of any of the foregoing related to the Business. There are no outstanding loans to the Seller by any current or former executives, Employees, consultants or directors (past or present) related to the Business.

          (x) Clients, Vendors, Suppliers and Service Providers. Set forth on
              -------------------------------------------------
Schedule 3.1(x) is a true, correct and complete list of the clients, vendors, suppliers and service providers of the Business. Since May 31, 2000, there has not been any material adverse change in the business relationship of the Seller with any of the persons or entities listed on Schedule 3.1(x).

          (y) Bank Accounts. Set forth on Schedule 3.1(y) is a true, correct and
              -------------
complete list of the names of each bank, savings and loan, or other financial institution, at which the Seller maintains any account relating to the Business (including any cash contribution or similar accounts) and the names of all persons authorized to draw thereon or who have access thereto. Schedule 3.1 (y) includes a true, correct and complete list of each credit or loan facility or guaranty established and/or maintained by or on behalf of the Seller relating to the Business, including the amounts available to the Seller under each such facility, the outstanding principal balance thereunder as of the date hereof, the interest rate applicable thereto and the maturity date thereof.

          (z) Solvency. Since its incorporation and through the Closing Date,
              --------
the Seller has been and will be solvent. "Solvent" shall mean, for purposes of application of this provision, that: (i) the fair saleable value of the such person's property is in excess of the total amount of such persons'debts; and
(ii) is able to pay its debts as they mature.

          (aa) Accuracy of Information Furnished. The Seller represents that no
               ---------------------------------
statement by the Seller set forth herein or in the exhibits or the schedules hereto, and no statement set forth in any certificate or other instrument or document required to be delivered by or on behalf of the Seller pursuant hereto or in connection with the consummation of the transactions contemplated hereby, contained, contains or will contain any untrue statement of a material fact, or omits, omitted or will omit to state any material fact which is necessary to make the statements contained herein or therein, in light of the circumstances under which they were made, not misleading.

     3.2  Representations and Warranties of the Purchaser. The Purchaser and the
          -----------------------------------------------
Stockholder, jointly and severally, except as specifically provided herein, represent and warrant to the Seller as follows:

          (a) Authorization. The execution, delivery and performance of this
              -------------
Agreement and consummation of the transactions contemplated hereby have been duly authorized, adopted and approved by the board of directors of the Purchaser and by the Stockholder. The Purchaser has taken all necessary corporate action and has all of the necessary corporate power to enter into this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by an officer of the Purchaser on its behalf and assuming that this Agreement is the valid and binding obligation of the Seller, is the valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect, or by legal or equitable principles, relating to or limiting creditors' rights generally and except that the remedy of specific performance and injunctive and other forms of equitable relief are subject to certain equitable defenses and to the discretion of the court before which any proceeding therefor may be brought. The Stockholder severally represents and warrants that she has the ability to consummate the transactions contemplated hereby, that this Agreement has been duly executed and validly delivered by her and that this Agreement is the valid and binding obligation of such Stockholder, enforceable against her in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect, or by legal or equitable principles, relating to or limiting creditors' rights generally and except that the remedy of specific performance and injunctive and other forms of equitable relief are subject to certain equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

          (b) Organization. The Purchaser is a corporation duly organized and
              ------------
validly existing under the laws of the State of New York. The Purchaser has the power and authority to own and lease its properties and assets and to carry on its business as it is now being conducted and is duly qualified to do business as a foreign company in each jurisdiction where the Seller currently operates the Business, except where the failure to be so qualified would not have a material adverse effect on the Business, Assets, operations, earnings, prospects or condition (financial or otherwise) of the Purchaser.

          (c) Capitalization. The authorized capital stock of the Purchaser as
              --------------
of the date hereof consists of 200 shares of common stock, par value $.01 per share (the "Purchaser Stock"), of which 100 shares are issued, outstanding and owned by the Shareholder as of the date hereof. The outstanding shares of Purchaser Stock have been duly authorized, validly issued and are fully paid and non-assessable. The Stockholder hereby represents and warrants that she is the sole legal and beneficial owner of the number of shares of Purchaser Stock as set forth herein, which shares, in the aggregate, represent one hundred percent (100%) of the issued and outstanding shares of capital stock of the Purchaser. The Stockholder hereby represents and warrants that the issued and outstanding shares of Purchaser Stock owned by such Stockholder are owned free of preemptive rights and free and clear of any and all adverse claims, liens, mortgages, charges, security interests, encumbrances and other restrictions or limitations of any kind whatsoever. The Purchaser has not issued any shares of capital stock which could give rise to claims for violation of any federal or state securities laws (including any rules or regulations promulgated thereunder) or the securities laws of any other jurisdiction (including any rules or regulations promulgated thereunder). As of the date hereof, there are no options, warrants, calls, convertible securities or commitments of any kind whatsoever relating to the shares of the Purchaser Stock subject hereto or any of the unissued shares of capital stock of the Purchaser, and there are no voting trusts, voting agreements, stockholder agreements or other agreements or understandings of any kind whatsoever which relate to the voting of the capital stock of the Purchaser.

          (d) Non-Contravention; Consents. Neither the execution and delivery of
              ---------------------------
this Agreement, nor consummation of the transactions contemplated hereby, does or will: (i) violate or conflict with any provision of the certificate of incorporation or bylaws of the Purchaser; (ii) violate or conflict with any material provision of any mortgage, lien, lease, agreement, permit, indenture, license, instrument, law, order, arbitration award, judgment or decree to which the Purchaser is a party or by which it or the property or assets which are material to its business or operation are bound, the effect of any of which violation would have a material adverse effect on the business, assets, operations, earnings, prospects (financial or otherwise) of the Purchaser; (iii) violate or conflict with any other restriction to which the Purchaser is subject or by which any of the property or assets which are material to the business or operation of the Purchaser may be bound, the effect of any of which violation or conflict would have a material adverse effect on the business, assets, operations, earnings, prospects (financial or otherwise) of the Purchaser; or
(iv) constitute an event permitting termination of any agreement to which the Purchaser is subject by any other party thereto, if in any such circumstance such termination could have a materially adverse on the ability of the Purchaser to fulfill its respective obligations hereunder. Other than as provided herein, no consent, authorization, order or approval of, or filing or registration with, any governmental commission, board or other regulatory body is required in connection with the execution, delivery and performance of the terms of this Agreement by the Purchaser and consummation by the Purchaser of any of the transactions contemplated hereby.

          (e) Litigation. Except as set forth on Schedule 3.2(e), there is no
              ----------
action, suit, proceeding or investigation pending against or related to the Purchaser, nor, to the best knowledge of the Purchaser, has the Purchaser been threatened with any such action, suit, proceeding or investigation, which would restrict the ability of either to perform its respective obligations hereunder or which would have a material adverse effect on the business, assets, operations, earnings, prospects or condition (financial or otherwise) of the Purchaser. The Purchaser is not in default in respect of any judgment, order, writ, injunction or decree of any court or any federal, state, local or other governmental agency, authority, body, board, bureau, commission, department or instrumentality which could have a material adverse effect on the business, assets, operations, earnings, prospects or condition (financial or otherwise) of the Purchaser.

          (f) Accuracy of Information Furnished. No statement by the Purchaser
              ---------------------------------
set forth herein or in the exhibits or the schedules hereto, and no statement set forth in any certificate or other instrument or document required to be delivered by or on behalf of the Purchaser pursuant hereto or in connection with consummation of the transactions contemplated hereby, contained, contains or will contain any untrue statement of a material fact, or omitted, omits or will omit to state any material fact which is necessary to make the statements contained herein or therein, in light of the circumstances under which they were made, not misleading.

          (h) Compliance with Applicable Law. The Purchaser has been and is in
              ------------------------------
compliance with all foreign, federal, state and local laws, statutes, ordinances, rules and regulations as of the date hereof, the failure to comply with which could materially adversely affect the business, assets, operations, earnings, prospects or condition (financial or otherwise) of the Purchaser or which would subject any officer or Shareholder of the Purchaser to civil or criminal penalties or imprisonment. The Purchaser has complied with the rules and regulations of all governmental agencies having authority over its business or its operations, including without limitation, agencies concerned with intra-state and interstate commerce, occupational safety, environmental protection and employment practices, except where the failure to comply would not have a material adverse effect on the business, operations, earnings, prospects, assets or condition (financial or otherwise) of the Purchaser. The Purchaser has no knowledge of and has not received any notice of violation of any such rule or regulation during the two (2) years prior to the date hereof which could result in any liability of the Purchaser for penalties or damages or which could subject it to any injunction or government writ, order or decree. To the best knowledge of the Purchaser, there are no facts, events or conditions that could interfere with, prevent continued compliance with, or give rise to any liability under any foreign, federal, state or local governmental laws, statutes, ordinances or regulations applicable to the business, assets, operations, earnings, prospects or condition (financial or otherwise) of the Purchaser, except where the failure to do so would not have a material adverse effect on the business, operations, earnings, prospects, assets or condition (financial or otherwise) of the Purchaser.

     3.3  Survival of Representations and Warranties. The representations and
          ------------------------------------------
warranties set forth in Sections 3.1 and 3.2 hereof shall survive until the close of business on the third anniversary of the Closing Date, provided that,
                                                                -------- ----
notice or demand with respect to any alleged breach thereof is given as required pursuant to Article V hereof.


                                   ARTICLE IV

                                  DELIVERABLES

     4.1  Deliverables of the Seller. The deliverables set forth below must be
          --------------------------
delivered by the Seller to the Purchaser on or prior to the Closing Date.

          (a) Delivery of Officers' Certificates. The Seller shall have
              ----------------------------------
delivered to the Purchaser certificates, dated the Closing Date, and signed by an executive officer of the Seller representing and affirming that: (i) the representations and warranties made by the Seller as set forth in Section 3.1 of this Agreement and referred to hereinabove were and are true, correct and complete as required hereby and (ii) the deliverables set forth in this Section
4.1 have been satisfied.

          (b) Delivery of Documents and Other Information. Prior to the Closing
              -------------------------------------------
Date, the Seller shall have delivered to the Purchaser all of the agreements, contracts, documents and other instruments required to be delivered pursuant to the provisions of this Agreement, including the Ancillary Documents.

          (c) Acceptance of Resignation.  On or prior to the Closing Date, the
              -------------------------
Seller shall have acknowledged by counter-signature the letter of resignation of the Shareholder substantially in the form attached hereto as Exhibit 4.1(c) (the "Resignation Letter").

     4.2  Deliverables of the Purchaser. The deliverables set forth below must
          -----------------------------
be delivered by the Purchaser to the Seller on or prior to the Closing Date.

          (a) Copies of Resolutions. At the Closing, the Purchaser shall have
              ---------------------
furnished the Seller with certified copies of resolutions duly adopted by the Board of Directors of the Purchaser authorizing the execution, delivery and performance of the terms of this Agreement (including the execution and delivery of the Promissory Note and the issuance of the certificates referred to in
Section 4.2(b) below) and all other necessary or proper corporate action to enable the Purchaser to comply with the terms of this Agreement.

          (b) Delivery of Certificates. The Purchaser shall have delivered to
              ------------------------
the Seller certificates, dated the Closing Date and signed by an executive officer of the Purchaser, affirming that: (i) the representations and warranties of the Purchaser as set forth in Section 3.2 of this Agreement and referred to hereinabove above were and are true, correct and complete as required hereby; and (ii) the deliverables set forth in this Section 4.2 have been satisfied. The Purchaser shall also have delivered a certificate signed by the Secretary of the Purchaser with respect to the authority and incumbency of the officers of the Purchaser executing this Agreement and any documents required to be executed or delivered in connection therewith.

          (c) Promissory Note. At the Closing, the Purchaser shall have
              ---------------
delivered to the Seller the executed Promissory Note.

          (d) Consents and Waivers. On or prior to the Closing Date,any and all
              --------------------
necessary consents, authorizations, orders or approvals: (i) described in Subsection 3.2(d) above shall have been obtained, except as the same shall have been waived by the Seller; and (ii) described in Subsection 3.1(n) above shall have been obtained by the Shareholder on behalf of the Seller, except as the same shall have been waived by the Purchaser.


          (e) Resignation Letter. On or prior to the Closing Date, the
              ------------------
Shareholder shall have delivered to the Seller the executed Resignation Letter resigning as an employee and officer of the Seller.


                                   ARTICLE V

                           INDEMNIFICATION AND CLAIMS

     5.1  Indemnification by the Seller.
          -----------------------------

          (a) Subject to Sections 5.1(b) and 5.1(c) hereof, the Seller hereby agrees to indemnify and hold harmless the Purchaser against and in respect of all damages, claims, losses and expenses (including, without limitation, reasonable attorneys' fees and disbursements) reasonably incurred by the Purchaser (all such amounts may hereinafter be referred to as the "Purchaser Damages") arising out of: (i) any misrepresentation or breach of any representation or warranty made by the Seller in this Agreement or in any statement, certificate or other document furnished by the Seller pursuant to this Agreement; and (ii) the nonperformance or breach of any covenant, agreement or obligation of the Seller contained in this Agreement which has not been waived by the Purchaser in writing.

          (b) Subject to Section 3.3 hereof, the Seller shall be obligated to indemnify the Purchaser pursuant to this Section 5.1 with respect to claims for Purchaser Damages as to which the Purchaser shall have given written notice to the Seller on or before the close of business on the sixtieth (60) day following the first anniversary of the Closing Date. The Seller shall be obligated to indemnify the Purchaser with respect to claims for Purchaser Damages arising out of any misrepresentation or breach of warranty made by the Seller relating to Subsection 3.1(t) as to which the Purchaser shall have given notice on or before the close of business on the sixtieth (60) day following the later of: (i) the expiration date of the statute of limitations applicable to any indemnified federal, state, foreign or local tax liability; or (ii) the final determination of any such tax liability, including the final administrative and/or judicial determination thereof.

          (c) Notwithstanding the indemnification provided pursuant to Subsection 5.1 (a) and 5.1(b) above, no amount shall be payable by the Seller in indemnification hereunder or under any other provision of this Agreement unless the aggregate amount of such Purchaser Damages in respect of which the Seller would be liable, but for operation and application of the provisions of this Section 5.1(c), exceeds on a cumulative basis Fifty Thousand Dollars ($50,000) and then only to the extent of such excess.

          (d) In any case where the Seller has indemnified the Purchaser for any Purchaser Damages and the Purchaser recovers from a third party all or any part of the amount so indemnified by the Seller, the Purchaser shall promptly reimburse to the Seller the amount so recovered.

     5.2  Claims Against the Purchaser. With respect to claims or demands by
          ----------------------------
third parties, whenever the Purchaser shall have received notice that such a claim or demand has been asserted or threatened which, if valid, would be subject to indemnification under Section 5.1 hereof, the Purchaser shall as soon as reasonably possible and in any event within thirty (30) days of receipt of such notice, notify the Seller of such claim or demand and of all relevant facts within its knowledge which relate thereto. The Seller shall then have the right at their own expense to undertake the defense of any such claims or demands utilizing counsel selected by the Seller, as the case may be, and approved by the Purchaser, which approval shall not be unreasonably withheld. In the event that the Seller should fail to give notice of the intention to undertake the defense of any such claim or demand within sixty (60) days after receiving notice that it has been asserted or threatened, the Purchaser shall have the right to defend, satisfy and discharge the same by payment, compromise or otherwise and shall give written notice of any such payment, compromise or settlement to the Seller.

     5.3  Indemnification by the Purchaser.
          --------------------------------

          (a) Subject to Section 5.3(b) hereof, the Purchaser hereby agrees to indemnify and hold harmless the Seller against and in respect of all damages, claims, losses and expenses (including without limitation, reasonable attorneys' fees and disbursements) reasonably incurred by the Seller with respect thereto (all such amounts may hereinafter be referred to as "Seller Damages") arising out of: (i) any misrepresentation or breach of any representation or warranty made by the Purchaser in this Agreement or in any statement, certificate or other document furnished by the Purchaser pursuant to this Agreement; and (ii) the nonperformance or breach of any covenant, agreement or obligation of the Purchaser which has not been waived by the Seller collectively in writing.

          (b) Subject to Section 3.3 hereof, the Purchaser shall be obligated to indemnify the Seller pursuant to this Section 5.3 only with respect to claims for Seller Damages as to which the Seller shall have given written notice to the Purchaser on or before the close of business on the sixtieth (60) day following the first anniversary of the Closing Date.

          (c) Notwithstanding the indemnification provided pursuant to Subsection 5.3(a) above, no amount shall be payable by the Purchaser in indemnification hereunder or under any other provision of this Agreement unless the aggregate amount of Seller Damages in respect of which the Purchaser would be liable, but for operation and application of the provision of this subsection, exceeds on a cumulative basis Fifty Thousand Dollars ($50,000) and then only to the extent of such excess.

          (d) In any case where the Purchaser has indemnified the Seller for any Seller Damages and the Seller recovers from a third party all or any part of the amount so indemnified by the Purchaser, the Seller shall promptly reimburse to the Purchaser the amount so recovered.

     5.4  Claims Against the Seller. With respect to claims or demands by third
          -------------------------
parties, whenever the Seller shall have received notice that such a claim or demand has been asserted or threatened, which, if valid, would be subject to indemnification under Section 5.4 hereof, the Seller shall as soon as reasonably possible and in any event within thirty (30) days of receipt of such notice, notify the Purchaser of such claim or demand and of all relevant facts within its knowledge which relate thereto. The Purchaser shall have the right at their own expense to undertake the defense of any such claim or demand utilizing counsel selected by the Purchaser and approved by the Seller. In the event that the Purchaser should fail to give notice of its intention to undertake the defense of any such claim or demand within sixty (60) days after receiving notice that it has been asserted or threatened, the Seller shall have the right to defend, satisfy and discharge the same by payment, compromise or otherwise and shall give written notice of any such payment, compromise or settlement to the Purchaser.


                                   ARTICLE VI

             TERMINATION AND REMEDIES FOR BREACH OF THIS AGREEMENT

     6.1  Termination by Mutual Agreement. This Agreement may be terminated at
          -------------------------------
any time prior to the Closing by unanimous consent of the parties hereto, provided that such consent to terminate is manifested in writing and is signed by each of the parties hereto.

     6.2  Termination for Failure to Close. This Agreement may be terminated by
          --------------------------------
any of the parties hereto if the Closing shall not have occurred by July 31, 2000, provided that, the right to terminate this Agreement pursuant to this
      -------- ----
section shall not be available to any party whose failure to fulfill any of its obligations hereunder has been the cause of or resulted in the failure to consummate the transactions contemplated hereby by the foregoing date.

     6.3  Termination by Operation of Law. This Agreement may be terminated by
          -------------------------------
any of the parties hereto if, in the reasonable opinion of counsel to the respective parties hereto, there shall be any statute, rule or regulation that renders consummation of the transactions contemplated hereby illegal or otherwise prohibited, or a court of competent jurisdiction or any government (or governmental authority) shall have issued an order, decree or ruling, or has taken any other action restraining, enjoining or otherwise prohibiting the consummation of such transactions and such order, decree, ruling or other action shall have become final and nonappealable.

     6.4.  Termination for Failure to Perform Covenants or Conditions. This
           ----------------------------------------------------------
Agreement may be terminated prior to the Closing Date:

          (a) by the Purchaser if: (i) any of the representations and warranties made in this Agreement by the Seller shall not be true and correct, when made or at any time prior to consummation of the transactions contemplated hereby as if made at and as of such time; (ii) any of the conditions set forth in Section 4.1 hereof have not been fulfilled or waived by the Closing

Date; (iii) the Seller shall have failed to observe or perform any of its obligations under this Agreement; or (iv) as otherwise set forth herein; or

          (b) by the Seller if: (i) any of the representations and warranties of the Purchaser shall not be true and correct when made or at any time prior to consummation of the transactions contemplated hereby as if made at and as of such time; (ii) any of the conditions set forth in Section 4.2 hereof have not been fulfilled by the Closing Date; (iii) the Purchaser shall have failed to observe or perform any of its obligations under this Agreement; or (iv) as otherwise set forth herein.

     6.5  Effect of Termination or Default; Remedies. In the event of
          ------------------------------------------
termination of this Agreement as set forth above, this Agreement shall forthwith become void and there shall be no liability on the part of any Non-Defaulting Party (as defined below). The foregoing shall not relieve any Defaulting Party from liability for damages actually incurred as a result of such party's breach of any term or provision of this Agreement.

     6.6  Remedies; Specific Performance. In the event that any party shall fail
          ------------------------------
or refuse to consummate the transactions contemplated by this Agreement (except pursuant to Sections 6.1, 6.2 or 6.3 above) or if any default under or breach of any representation, warranty, covenant or condition of this Agreement on the part of any party (the "Defaulting Party") shall have occurred that results in the failure to consummate the transactions contemplated hereby, then in addition to the other remedies provided herein, the non-defaulting party (the "Non-Defaulting Party") shall be entitled to seek and obtain money damages from the Defaulting Party and/or may seek to obtain an order of temporary or permanent injunctive relief or specific performance thereof against the Defaulting Party from an arbitral tribunal or court of competent jurisdiction, provided that the
                                                              -------- ----
Non-Defaulting party seeking such protection must file its request with such court within forty-five (45) days after it becomes aware of the Defaulting Party's failure, refusal, default or breach and further provided that, in no
                                                ------- -------- ----
event shall a Defaulting Party be liable for special, incidental or consequential damages. In addition, the Non-Defaulting Party shall be entitled to obtain from the Defaulting Party court costs and attorneys' fees incurred in connection with or in pursuit of enforcing the rights and remedies provided hereunder.


                                  ARTICLE VII

                                 MISCELLANEOUS

     7.1  Fees and Expenses. In the event that the transactions contemplated
          -----------------
hereby are not consummated, the Seller shall respectively pay their own expenses, and the Purchaser shall pay its own expenses incident to negotiation, execution, delivery and performance of the terms of this Agreement and the consummation of the transactions contemplated hereby.

     7.2  Modification, Amendments and Waiver. The parties hereto may amend,
          -----------------------------------
modify or otherwise waive any provision of this Agreement by unanimous consent, provided that such consent and any amendment, modification or waiver is in writing and is signed by each of the parties hereto.

     7.3  Assignment.  None of the parties hereto shall have the authority to
          ----------
assign its respective rights or obligations under this Agreement without the prior written consent of the other parties hereto; except that the Purchaser may assign this Agreement to any affiliate, subsidiary or division thereof or to any successor in interest without the prior consent of the Seller.

     7.4  Burden and Benefit. This Agreement shall be binding upon and, to the
          ------------------
extent permitted in this Agreement, shall inure to the benefit of the parties and their respective affiliates, successors and assigns. In the event of a default by the Seller of any of its obligations hereunder, the sole and exclusive recourse and remedy of the Purchaser shall be against the Seller, and any of the Seller's assets. In the event of a default by the Purchaser of any of its obligations hereunder, the sole and exclusive recourse and remedy of the Seller shall be against the Purchaser and its assets. Under no circumstances shall any officer, director, stockholder or affiliate of the Seller be liable in law or equity for any obligations of the Seller hereunder. In the event of a conflict between this provision and any other provision hereof, this provision shall control.

     7.5  Brokers. The Seller represents and warrants to the Purchaser that
          -------
there are no brokers or finders entitled to any brokerage or finder's fee or other commission or fee based upon arrangements made by or on behalf of the Seller or any other person in connection with this Agreement or any of the transactions contemplated hereby. The Purchaser represents and warrants to the Seller that no broker or finder is entitled to any brokerage or finder's fee or other commission or fee based upon arrangements made by or on behalf of the Purchaser in connection with this Agreement or any of the transactions contemplated hereby, other than fees or commissions for which the Purchaser shall be solely responsible.

     7.6  Entire Agreement. This Agreement and the schedules, exhibits, lists
          ----------------
and other documents referred to herein contain the entire agreement among the parties hereto with respect to the transactions contemplated hereby and supersede all prior agreements with respect thereto, whether written or oral.

     7.7  Governing Law. This Agreement shall be governed by and construed in
          -------------
accordance with the laws of the State of Delaware, without regard to the principles of conflicts of laws thereof. This Agreement and the duties and obligations of the parties hereunder impose a duty of good faith in the performance and enforcement of each party's duties and obligations hereunder.

     7.8  Arbitration.
          -----------

          (a) Any dispute arising out of or related to this Agreement or its breach, or any relationship between the parties provided for herein shall be resolved by binding arbitration in New York, New York under the rules and auspices of the American Arbitration Association. The resulting award shall be final and binding and judgment thereon may be entered in either court designated below.

          (b) Any action or proceeding to compel or stay arbitration, to confirm, vacate or modify an award, or otherwise relating to or ancillary to such an arbitration shall be brought only in the Supreme Court of the State of New York, New York County, or the United States District Court for the Southern District of New York.

          (c) The arbitration law governing any arbitration hereunder shall be the Federal Arbitration Act.

          (d) The arbitrator shall determine all issues of arbitrability, including without limitation, the scope of this arbitration provision, statutes of limitations and repose and laches.

          (e) The arbitrator shall award to the substantially prevailing party such party's costs in the arbitration and in any related actions or proceedings, including such party's reasonable attorneys' fees.

     7.9  Notices. Any notice, request, instruction or other document to be
          -------
given hereunder by any party hereto shall be in writing and delivered personally, by facsimile transmission, or sent by commercial expedited delivery service or registered or certified mail (return receipt requested), postage prepaid, addressed as follows:

               If to the Seller: Journeycraft, Inc.
                                 c/o Xceed Inc.
                                 233 Broadway
                                 New York, New York 10279
                                 Attn: John Gandolfo
                                 Facsimile: (212) 553-3124
                                 E-Mail: jgandolfo@xceed.com

                with a copy to:  Akin, Gump, Strauss, Hauer & Feld LLP
                                 1333 New Hampshire Avenue, Suite 400
                                 Washington, D.C. 20036
                                 Attn: Victoria A. Baylin, Esq.
                                 Facsimile: (202) 887-4288
                                 E-Mail: vbaylin@akingump.com

           If to the Purchaser:  Journey Corp. .Com
                                 488 Madison Avenue, 3rd Floor
                                 New York, New York
                                 Attn: Nurit Kahane Haase
                                 Facsimile: (212) 339-2982

                with a copy to:  Berthold H. Hoeniger
                                 189 Clatter Valley, P.O. Box 460
                                 Bridgewater, Connecticut 06752
                                 Facsimile: (860) 354-8160

or to such other persons or addresses as may be designated in writing by the party to receive such notice. If sent as aforesaid, the date any such notice shall be deemed to have been delivered on the date of transmission of a facsimile, the day after delivery to a commercial overnight delivery service, or five (5) days after delivery into a United States Postal facility.

     7.10  Counterparts. This Agreement may be executed in two (2) or more
           ------------
counterparts, each of which shall be an original, but all of which shall constitute but one (1) agreement.

     7.11  Rights Cumulative. All rights, powers and privileges conferred
           -----------------
hereunder upon the parties, unless otherwise provided, shall be cumulative and shall not be restricted to those given by law. Failure to exercise any power given any party hereunder or to insist upon strict compliance by any other party shall not constitute a waiver of any party's right to demand exact compliance with any of the terms or provisions hereof.

     7.12  Severability of Provisions. The provisions of this Agreement shall be
           --------------------------
considered severable in the event that any of such provisions are held by a court of competent jurisdiction to be invalid, void or otherwise unenforceable. Such invalid, void or otherwise unenforceable provisions shall be automatically replaced by other provisions which are valid and enforceable and which are as similar as possible in term and intent to those provisions deemed to be invalid, void or otherwise unenforceable. Notwithstanding the foregoing, the remaining provisions hereof shall remain enforceable to the fullest extent permitted by law.

     7.13  Headings. The headings set forth in the articles and sections of this
           --------
Agreement and in the exhibits and the schedules to this Agreement are inserted for convenience of reference only and shall not be deemed to constitute a part hereof.

     7.14  Knowledge Standard. When used in this Agreement, the phrase "to the
           ------------------
best knowledge of," "knowledge of," "known to" or similar phrases shall mean the actual knowledge of: (i) with respect to the Seller, the officers and directors of the Seller; (ii) with respect to the Purchaser, the officers and directors of the Purchaser; and (iii) with respect to the Shareholder, Nurit Kahane Haase.


                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

  IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered as of the date and year first above written.



ATTEST:                       JOURNEYCRAFT, INC.


_____________________         By:____________________________________________
                              John Gandolfo, Chief Financial Officer of Xceed


ATTEST:                       XCEED INC.


_____________________         By:____________________________________________
                              John Gandolfo, Chief Financial Officer


ATTEST:                       JOURNEY CORP..COM


_____________________         By:____________________________________________
                              Nurit Kahane Haase, President



WITNESS:                      SHAREHOLDER


_____________________         By:____________________________________________
                              Nurit Kahane Haase

List of Schedules to Asset Purchase Agreement
---------------------------------------------
The Company shall furnish a copy of any of the following omitted schedules to the Commission upon request.


Schedule 1.2.1(c):    Stub Period Financials as of July 31, 2000
Schedule 3.1(f):      Leased Real Property
Schedule 3.1(h):      Condition of Assets
Schedule 3.1(i):      Intellectual Property
Schedule 3.1(j):      Accounts Receivable as of May 31, 2000
Schedule 3.1(k):      Accounts Payable as of May 31, 2000
Schedule 3.1(m):      Assigned Contracts
Schedule 3.1(n):      Consents
Schedule 3.1(o):      Employee Benefit Plans
Schedule 3.1(q):      Insurance
Schedule 3.1(t):      Seller's Litigation
Schedule 3.1(v):      Warranties
Schedule 3.1(w):      Loans to or from Affiliates
Schedule 3.1(x):      lients, Vendors, Suppliers and Service Providers
Schedule 3.1(y):      Bank Accounts
Schedule 3.2(e):     Purchaser's Litigation